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                                                                     Exhibit 18
August 14, 1998

The St. Paul Companies, Inc.
385 Washington St.
St. Paul, Minnesota  55102

Ladies and Gentlemen:

We have been furnished with a copy of Form 10-Q of The St. Paul Companies, Inc. for the three months ended June 30, 1998, and have read the Company's statements contained in Note 8 to the consolidated financial statements included therein. As stated in Note 8, the Company changed its method of accounting for certain workers' compensation reserves from an undiscounted to a discounted basis and states that the newly adopted accounting principle is preferable in the circumstances because discounting these reserves more closely matches revenue and expense and more reasonably portrays the economic impact of the time value of money related to these reserves. These reserves have an ultimate cost and payment pattern that are fixed and determinable and, accordingly, may be discounted in accordance with Staff Accounting Bulletin No. 62, "Discounting by Property-Casualty Insurance Companies." Prior to the merger of USF&G Corporation and The St. Paul Companies, Inc. in April of 1998, these companies had different accounting policies relating to these types of workers' compensation reserves. Therefore, in the merged entity consolidated financial statements, prior years have been retroactively restated to apply the preferable accounting method for all periods presented. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in method of accounting was based.

We have not audited any consolidated financial statements of The St. Paul Companies, Inc. as of any date or for any period subsequent to December 31, 1997, nor have we audited the information set forth in the aforementioned
Note 8 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of The St. Paul Companies, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG Peat Marwick LLP
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    KPMG Peat Marwick LLP